Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Third Quarter Results

•	Third quarter net income of $22 million and pro forma EBITDA of $64 million

•	2016 Transformation Initiative savings target increased to $30 to $35 million

•	Total cost savings approaching $50 million for 2016, including $15 million carryover from 2015

•	2016 net income expected to be $66 to $72 million

•	Full year pro forma EBITDA outlook raised to $215 to $225 million

•	$173 million raised from equity offering enhances ability to grow
JACKSONVILLE, Fla., October 31, 2016 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported third quarter 2016 net income of $22 million, or $0.44 diluted earnings per common share compared to net income for the third quarter 2015 of $32 million, or $0.76 per diluted common share. Pro forma third quarter 2015 net income, which excludes one time separation and legal costs, was $33 million or $0.78 per diluted common share.
Year-to-date 2016 net income was $62 million, or $1.38 per diluted common share compared to $42 million, or $1.00 per diluted common share for the 2015 comparable period. Year-to-date 2016 pro forma net income was $56 million or $1.24 per diluted common share, compared to $60 million, or $1.42 per diluted common share in the prior year period. Pro forma results for 2016 and 2015, are adjusted primarily for the gain on debt extinguishment and the Jesup asset realignment impairment charges, respectively.
“We delivered another strong quarter through great execution of our Transformation Initiative,” said Paul Boynton, Chairman, President and Chief Executive Officer. “This performance is a testament to our dedication to continuous improvement over the last two years, and it gives us confidence we will exceed our 2016 guidance.”
Third Quarter and Year-to-Date Operating Results
Third quarter 2016 net sales were $207 million, a decrease of $50 million, or 19 percent, from $257 million in the prior year comparable quarter. The decrease in sales was primarily driven by 8 percent lower cellulose specialties prices and 13 percent lower cellulose specialties volumes, as well as, lower commodity volumes. The decrease in cellulose specialties sales prices and volumes reflect anticipated declines from the prior year, which were more concentrated in the third quarter. Commodity volumes were impacted by a change in mix from absorbent materials to commodity viscose and lower production volumes due to an unplanned outage.
Year-to-date 2016 sales were $638 million compared to $700 million in the prior year, a decrease of $62 million or 9 percent. The decrease in net sales was driven by a 7 percent decline in cellulose specialties sales prices and a 5 percent decline in sales volumes, as a result of the factors previously discussed and in-line with guidance.
For the third quarter of 2016, operating income was $41 million, $17 million less than operating income for the third quarter 2015 and $19 million less than third quarter 2015 pro forma operating income. Year-to-date 2016 operating income was $112 million, $22 million more than 2015 year-to-date operating income and $6 million less than year-to-date 2015 pro forma operating income. Prior year pro forma adjustments primarily relate to one-time separation and legal costs and the Jesup asset realignment impairment charge of approximately $28 million for the 2015 quarter and year-to-date periods. The quarter-to-date and year-to-date results

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

reflect lower cellulose specialties prices and volumes, partially offset by lower costs driven primarily by the Transformation Initiative.
The Company realized all of the originally targeted $40 million in 2016 cost improvement initiatives in the first three quarters of the year. As a result, total 2016 cost improvement estimates are expected to approach $50 million, including Transformation Initiatives and carry-over savings from 2015 of $15 million.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $26 million for year-to-date 2016, $1 million less than the prior year as a result of lower outstanding debt, including the benefit of the repurchase of our Senior Notes in the first quarter, partially offset by higher LIBOR interest rates impacting our floating rate debt.
Income Tax Expense
The year-to-date effective tax rate was 35.2 percent, compared to 32.6 percent during the prior year period. The prior year period reflects the increased impact of the benefit of domestic manufacturing tax deduction and state tax credits as a result of lower pre-tax income.
Cash Flows and Liquidity
Since December 31, 2015, the Company generated operating cash flows of $181 million and adjusted free cash flows of $123 million. During this period, the Company reduced debt by $75 million to $783 million. The Company also issued $173 million of mandatory convertible preferred stock (“Preferred Stock”) for a net proceeds of approximately $167 million. As a result of strong adjusted free cash flows and the Preferred Stock issuance, the Company ended the quarter with $320 million of cash and $556 million of total liquidity, including $236 million available under the revolving credit facility after taking into account outstanding letters of credit.
Outlook
For 2016, we continue to expect cellulose specialties prices to decline 6 to 7 percent and cellulose specialties sales volumes to decline 4 to 5 percent compared to 2015. Based on contractual commitments for the majority of our acetate volume, 2017 acetate pricing is expected to be approximately 2 percent below 2016. Negotiations for all cellulose specialties grades for other 2017 volumes will conclude over the next few months, consistent with past practices, and may impact 2017 prices and/or volumes. As previously disclosed, our markets remain challenging as a result of suppressed demand, excess production capacity and the improved cost position of foreign competitors as a result of weak global currencies relative to the U. S. dollar.
We intend to use the funds generated from our Preferred Stock equity issuance to grow and diversify our business. We will look to invest in our Innovation Initiative through which we are seeking to enhance the value of our current products and engineer new products to extend our market reach, diversify through investments in adjacent businesses and fund potential capital requirements of our Transformation Initiative.
Due to the 2016 results of our Transformation Initiative, as well as beneficial raw material prices, we are raising our 2016 guidance. We expect 2016 net income of $66 to $72 million and are raising pro forma EBITDA guidance to $215 to $225 million from $195 to $205 million. We expect 2016 operating cash flows of $210 to $215 million and are raising adjusted free cash flows guidance to $125 to $130 million from $100 to $105 million. Capital expenditures are expected to be approximately $85 million, including a portion of capital for our previously announced lignin joint venture.
Boynton concluded, “We are at an exciting stage in our Company’s history. We are rapidly strengthening our culture of continuous improvement allowing us to systematically lower our cost position. Our success allows us to focus on growing our business through market optimization, innovation and the pursuit of external growth opportunities.”
Conference Call Information
A conference call will be held on Tuesday, November 1, 2016 at 10 a.m. EDT to discuss these results. Presentation materials and access to the live audio webcast will be available at www.rayonieram.com. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Tuesday, November 15, 2016. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13647706.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, pro forma operating income, pro forma net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - E of this earnings release.
We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
September 24, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 24,	June 25,	September 26,	September 24,	September 26,
	2016	2016	2015	2016	2015
Net Sales
Cellulose specialties	$173	$175	$215	$513	$577
Commodity products and other	34	39	42	125	123
Total Net Sales	207	214	257	638	700
Cost of Sales	156	165	187	498	548
Gross Margin	51	49	70	140	152
Selling, general & administrative expenses	10	9	11	26	34
Other operating expense, net	—	1	1	2	28	(a)
Operating Income	41	39	58	112	90
Interest and other expense, net	8	9	9	26	27
Gain on debt extinguishment	—	—	—	9	—
Income Before Income Taxes	33	30	49	95	63
Income tax expense	11	11	17	33	21
Net Income	$22	$19	$32	$62	$42

Earnings Per Share of Common Stock
Basic earnings per share	$0.46	$0.46	$0.77	$1.42	$1.01
Diluted earnings per share	$0.44	$0.46	$0.76	$1.38	$1.00

Pro forma net income per share (b)	$0.44	$0.46	$0.78	$1.24	$1.42

Shares Used for Determining
Basic EPS	42,360,326	42,229,476	42,199,659	42,266,295	42,192,956
Diluted EPS	49,336,106	42,480,021	42,321,022	44,724,516	42,313,335

(a)
Other operating expense, net for the nine months ended September 26, 2015 included a $28 million pre-tax, non-cash impairment charge associated with the Company’s strategic asset realignment at its Jesup, Georgia plant.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 24, 2016 (Unaudited)
(millions of dollars)

	September 24, 2016	December 31, 2015
Assets
Cash and cash equivalents	$320	$101
Other current assets	209	227
Property, plant and equipment, net	800	804
Other assets	106	147
	$1,435	$1,279
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$8	$8
Other current liabilities	141	124
Long-term debt	775	850
Non-current liabilities for disposed operations	141	145
Other non-current liabilities	158	169
Total stockholders’ equity (deficit)	212	(17)
	$1,435	$1,279

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
September 24, 2016 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 24, 2016	September 26, 2015
Cash Provided by Operating Activities:
Net income	$62	$42
Depreciation and amortization	64	65
Non-cash impairment charge	—	28
Other items to reconcile net income to cash provided by operating activities	42	8
Changes in working capital and other assets and liabilities	13	9
	181	152
Cash Used for Investing Activities:
Capital expenditures	(58)	(60)
Other	2	—
	(56)	(60)
Cash Used for Financing Activities:
Issuance of mandatory convertible preferred stock, net	167	—
Changes in debt	(67)	(52)
Dividends paid	(6)	(6)
	94	(58)
Cash and Cash Equivalents:
Change in cash and cash equivalents	219	34
Balance, beginning of year	101	66
Balance, end of period	$320	$100

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 24, 2016 (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
EBITDA (a):	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net Income	$22	$32	$62	$42
Depreciation and amortization	23	23	64	65
Interest expense, net	8	9	26	27
Income tax expense	11	17	33	21
EBITDA	$64	$81	$185	$155

Non-cash impairment charge	—	—	—	28
One-time separation and legal costs	—	2	—	1
Insurance recovery	—	—	—	(1)
Gain on debt extinguishment	—	—	(9)	—
Pro Forma EBITDA	$64	$83	$176	$183

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. We define pro forma EBITDA as EBITDA before non-cash impairment, one-time separation and legal costs, insurance recovery and gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

	Nine Months Ended
Adjusted Free Cash Flows (b):	September 24, 2016	September 26, 2015
Cash provided by operating activities	$181	$152
Capital expenditures	(58)	(60)
Adjusted Free Cash Flows	$123	$92

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	September 24, 2016	December 31, 2015
Current maturities of long-term debt	8	8
Long-term debt	775	850
Total debt	783	858
Original issue discount and debt issuance costs	8	11
Cash and cash equivalents	(320)	(101)
Adjusted net debt	471	768

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 24, 2016 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 24, 2016		June 25, 2016		September 26, 2015		September 24, 2016		September 26, 2015
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$41		$39		$58		$112		$90
Non-cash impairment charge	—		—		—		—		28
One-time separation and legal costs	—		—		2		—		1
Insurance recovery	—		—		—		—		(1)
Pro Forma Operating Income	$41		$39		$60		$112		$118

Net Income	$22	$0.44	$19	$0.46	$32	$0.76	$62	$1.38	$42	$1.00
Non-cash impairment charge	—	—	—	—	—	—	—	—	28	0.67
One-time separation and legal costs	—	—	—	—	2	0.03	—	—	1	0.02
Insurance recovery	—	—	—	—	—	—	—	—	(1)	(0.02)
Gain on debt extinguishment	—	—	—	—	—	—	(9)	(0.21)	—	—
Tax effects of Pro Forma adjustments	—	—		—	(1)	(0.01)	3	0.07	(10)	(0.25)
Pro Forma Net Income	$22	$0.44	$19	$0.46	$33	$0.78	$56	$1.24	$60	$1.42

(a)
Pro forma operating income is defined as operating income adjusted for non-cash impairment, one-time separation and legal costs and insurance recovery. Pro forma net income is defined as net income adjusted net of tax for non-cash impairment, one-time separation and legal costs, insurance recovery and gain on debt extinguishment. Pro forma operating income and pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
September 24, 2016 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Sales Volume, thousands of metric tons
Cellulose specialties	116	133	335	352
Commodity products	49	61	179	174
Total	165	194	514	526

Average Sales Price, $ per metric ton
Cellulose specialties	$1,495	$1,623	$1,532	$1,641
Commodity products	$643	$664	$666	$672

D

Rayonier Advanced Materials Inc.
Reconciliation of Guided Non-GAAP Measures
September 24, 2016 (Unaudited)
(millions of dollars, except per share information)

The following schedules include non-GAAP measures related to management’s performance expectations for the future. While we believe these forward-looking statements are reasonable when made, they are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements.
Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes; however, we do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. As such, we provide reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

	Minimum	Maximum
2016 Pro Forma EBITDA Guidance	$215	$225
Gain on debt extinguishment	9	9
2016 EBITDA Guidance	224	234
Income tax expense (a)	35	39
Interest expense, net	35	35
Depreciation and amortization	88	88
2016 Net Income Guidance	66	72

(a)	Income tax expense for the full year 2016 is based on an expected effective tax rate of approximately 35 percent.

	Minimum	Maximum
2016 Operating Cash Flows Guidance	$210	$215
Capital expenditures	85	85
2016 Adjusted Free Cash Flows Guidance	125	130

E